EXHIBIT 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 10, 2002

Dear Sir;Madam:

We have read the first and second paragraphs of Item 4 included in the Form 8-K dated April 5, 2002 of Omega Financial Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP
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Arthur Andersen LLP

Cc: Mr. Daniel L. Warfel, Chief Financial Officer, Omega Financial Corporation